Exhibit 99

Contact: Charity Frantz

570-724-0225

CharityF@cnbankpa.com

October 28, 2026

Citizens & Northern Corporation Appoints

Aaron Singer as Vice Chair of the Board

WELLSBORO, PA – At its October 22, 2026, meeting, the Board of Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, appointed Aaron Singer as Vice Chair of the Board effective immediately.

The appointment is part of a planned leadership transition. Terry Lehman will step down as Chair of the Board effective at the Company’s 2027 annual meeting of shareholders at which time Singer will succeed him as Chair. Lehman intends to continue serving as a director subject to nomination by the Board and election by shareholders at the 2027 Annual Meeting.

“Aaron’s experience and commitment to our community make him an excellent choice to help guide the Board,” said Lehman. “This appointment supports a smooth and thoughtful transition in Board leadership while positioning C&N well for the future.”

Singer has served on the Board since 2017 and currently chairs the Governance and Nominating Committee. As Vice Chair, he will support Lehman in his role as Chair and preside in his absence while preparing to assume the Chair position in 2027.

“I am honored by the Board’s confidence,” said Singer. “I look forward to working alongside my fellow directors, management and employees as we continue creating value for customers, communities and shareholders.”

About C&N: C&N is an independent community bank providing complete banking, financial, investment and insurance services through 34 full-service offices located throughout Bradford, Bucks, Cameron, Chester, Lancaster, Lycoming, McKean, Northumberland, Potter, Snyder, Sullivan, Tioga, Union and York counties in Pennsylvania and Steuben County in NY. C&N also operates a loan production office in Elmira, NY, which offers commercial, residential and consumer lending services, and a Wealth Management office in Doylestown, PA. C&N can be found online at cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.